                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                             OSHKOSH B GOSH INC.
                              ------------------
                               (Name of Issuer)



                   CLASS A COMMON SHARES WITHOUT PAR VALUE
                     ------------------------------------
                         (Title of Class of Securities)


                                   688222207
                                 --------------
                                 (Cusip Number)



                              DECEMBER 31, 1997
                              -----------------
                                    (DATE)

Check the following box if fee is being paid with this statement.

                                  SCHEDULE 13G

 CUSIP NO. 688222207

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSONS                                                                         |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                                                |
|     | 31-0738296                                                                                        |
|     | BANC ONE CORPORATION                                                                              |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                     (a) [   ] |
|     |                                                                                             ----- |
|     |                                                                                         (b) [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |  OHIO                                                                                             |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |  877,147                                                        |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |  -0-                                                            |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |  870,427                                                        |
|                               |-------|-----------------------------------------------------------------|
|             PERSON            |     8 |  SHARED DISPOSITIVE POWER                                       |
|                               |       |                                                                 |
|              WITH             |       |  26,500                                                         |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |  896,927                                                                                          |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                                         |
|     | SHARES (See Instructions)                                                                   [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 |
|     |                                                                                                   |
|     |   10.22%                                                                                          |
-----------------------------------------------------------------------------------------------------------
|  12 |       TYPE OF REPORTING PERSON                                                                    |
|     |       (See Instructions)                                        HC                                |
|     |                                                              ---------                            |
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------
ITEM 1 (A).  NAME OF ISSUER:

   OSHKOSH B GOSH INC.
-----------------------------------------------------------------------------


ITEM 1 (B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         122 OTTER AVE.
-----------------------------------------------------------------------------
         OSHKOSH WI 54901
-----------------------------------------------------------------------------


ITEM 2 (A).  NAME OF PERSON FILING:

         BANC ONE CORPORATION
-----------------------------------------------------------------------------


ITEM 2 (B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE RESIDENCE:

         100 East Broad Street
-----------------------------------------------------------------------------
         Columbus, Ohio 43271-0156
-----------------------------------------------------------------------------


ITEM 2 (C).  CITIZENSHIP:

NOT APPLICABLE
-----------------------------------------------------------------------------

ITEM 2 (D).  TITLE OF CLASS OF SECURITIES:

CLASS A COMMON SHARES WITHOUT PAR VALUE
-----------------------------------------------------------------------------


ITEM 2 (E).  CUSIP NUMBER:

           688222207
-----------------------------------------------------------------------------

ITEM 3.      This statement is filed pursuant to Rule 13d-1(c).

ITEM 4.      Ownership

             This beneficial ownership by BANC ONE CORPORATION with respect to common shares of OSHKOSH B GOSH INC., CLASS A:


ITEM 4.  OWNERSHIP:

          (a)  Amount of beneficially owned:                                        896,927
                                                                            ---------------------
          (b)  Percent of class:                                                    10.22%
                                                                            ---------------------
          (c)  Number of shares as to which such person has:

              (i) Sole power to vote or to direct the vote                               877,147
                                                                                         --------
             (ii) Shared power to vote or to direct the vote                                -0-
                                                                                         --------
            (iii) Sole power to dispose or to direct the disposition of                  870,427
                                                                                         --------
             (iv) Shared power to dispose or to direct the  disposition of                26,500
                                                                                         --------


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Not Applicable
          --------------

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Not Applicable
          --------------

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
          WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
          PARENT HOLDING COMPANY:

          BANK ONE TRUST CO. NA
          ---------------------
          BANK ONE, ARIZONA, NA
          ------------------------


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
          GROUP:

          Not Applicable
          --------------

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not Applicable
          --------------


ITEM 10.  CERTIFICATION


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: FEBRUARY 11, 1998
      -----------------

                                            BANK ONE CORPORATION
                                        By:
                                            --------------------
                                            Brett D. Cambern
                                            Investment Compliance Officer